Exhibit 99.1
FOR IMMEDIATE RELEASE

Company Contact	Investor Contact
Mike Matysik	EVC Group, Inc.
Cardiac Science Corporation	Douglas Sherk/Jenifer Kirtland
Sr. Vice President and CFO	(415) 896-6820
(425) 402-2009
Media Contact
EVC Group, Inc.
Steve DiMattia
(646) 201-5445
CARDIAC SCIENCE REPORTS RECORD RESULTS
FOR SECOND QUARTER OF 2007
Defibrillation Up 39% on best ever Revenue of $44.9 Million
All Major Litigation resolved
EPS of $0.19, including $0.12 net litigation benefit
Operating cash flow of $3.4 Million
BOTHELL, WA, JULY 31, 2007 – Cardiac Science Corporation (Nasdaq: CSCX), a global leader in external cardiac monitoring and defibrillation products, today announced strong results for the second quarter ended June 30, 2007.
Revenue for the quarter was $44.9 million, an increase of 14.5% over the prior year period. The growth reflected a 39% increase in defibrillation sales, partially offset by a 6% decline in cardiac monitoring sales from the second quarter of 2006. Defibrillation was driven by domestic AED sales, which rose 83% from the prior year’s second quarter and 31% sequentially over first quarter of 2007, illustrating continued momentum and gains in market share. Cardiac monitoring revenue remained approximately flat compared to each of the last three quarters, despite the year-over-year contraction.
The Company reported net income of $4.5 million, or $0.19 per diluted share in the second quarter. Net income included a non-cash benefit of $6.0 million related to the Company’s settlement with Philips Medical Systems and charges of $2.0 million in legal and other costs related to this and other litigation during the quarter. The aggregate effect of these litigation-related items, net of income taxes, was to increase the already positive net income in the quarter by $2.7 million, or $0.12 per diluted share.
“Revenue this quarter surpassed our previous best performance, achieved in the first quarter of this year, and was driven by strength in our defibrillation sales. We are particularly pleased with the return to operating profitability and our domestic AED performance. In addition, the settlement of all our major litigation over the last 90 days represents a significant milestone for the Company,” said John Hinson, president and chief executive officer. “With the spending and distraction related to the litigation behind us, we are now able to concentrate our efforts on gaining market share in defibrillation and growing the cardiac monitoring business during the second half,” he concluded.
Second Quarter Results
Second quarter revenue of $44.9 million increased 14.5% from the $39.2 million in revenue reported in the second quarter of 2006. The second quarter 2007 gross margin was 48.5%, an increase over the gross margin from the second quarter of 2006 of 47.4%, driven by favorable product mix and manufacturing efficiencies.
Operating expenses in the second quarter of 2007 were $15.5 million, including the pre-tax effect of the Philips licensing income and litigation settlement and other litigation and related expenses. Excluding the licensing income and litigation settlement of $6.0 million and other litigation and related expenses of $2.0 million, operating expenses were up approximately $2.0 million compared to the second quarter of last year. This year-over-year increase is primarily related to sales commissions and other costs associated with the significant growth in revenue.
Litigation and related expenses during the second quarter totaled $2.0 million, comprised of settlement costs and legal fees related primarily to the three cases, Philips, IAML and Parker, which were settled between April and July. Operating expenses in the second quarter of 2006 included $1.3 million in litigation expenses relating to these same cases.
The Company recorded the settlement with Philips in the second quarter, which included recognition of a $6.0 million non-cash benefit related to the license rights given to Philips. In addition, as part of the settlement, the Company recorded intangible assets of $7.0 million, representing the value of the license rights the Company received from Philips. The intangible assets will be amortized through a non-cash charge to cost of goods sold at a rate of approximately $500,000 per year over the estimated remaining economic life of the related patents.
Including the licensing income and litigation settlement benefit of $6.0 million and other litigation and related expenses of $2.0 million, the Company reported net income of $4.5 million, or $0.19 per diluted share, for the second quarter of 2007. The after-tax impact of the licensing income and litigation settlement benefit and other litigation related expenses was $0.12 per diluted share.
EBITDA was $8.3 million for the second quarter of 2007. Excluding stock-based compensation expense and the litigation related items, Adjusted EBITDA was $4.9 million, or 11% of revenue. The Company generated $3.4 million in cash from operating activities during the quarter and ended the quarter with $14.2 million in cash and short-term investments.

Outlook
The Company continues to expect revenue growth for the full year to be at least 10%, reflecting continued significant growth in defibrillation revenue and slight improvements in cardiac monitoring and service revenue in the second half. The Company anticipates the strong second half results will reflect substantial year-over-year growth in each quarter, although the third quarter may show a sequential decrease compared to the second quarter.
For the full year 2007, gross margin is expected to be at the higher end of the previously indicated range of 46% to 48%, depending on several factors, including product pricing and mix and the timing of the impact of planned cost reductions and productivity increases. Although gross margin exceeded this range during the second quarter, the above factors and the anticipated increase in the proportion of OEM shipments (including the GE crash cart) are expected to reduce the average during the second half. These gross margin expectations include the amortization of the intangible assets received in the Philips settlement discussed above.
Operating expenses are expected to remain consistent with earlier guidance. The Company will take advantage of the significantly reduced legal spending in the second half of 2007 to invest more in research and development. Total spending in the sales and marketing and general and administrative areas, however, is expected to moderate as a percentage of revenue during the remainder of the year.
Operating profit should increase year over year, both in dollars and as a percentage of revenue. Adjusted EBITDA is still expected to be in a range between 9% and 11%.
As a result of the impact of the litigation settlements and expenses, net of income taxes, the Company has increased its overall 2007 net income guidance to between $6.0 and $8.0 million, or between $0.26 and $0.34 per diluted share. Excluding the effects of the legal settlements and related litigation spending, this represents an increase to the upper end of the earlier guidance of approximately $0.02 per diluted share.
“The range of our expected results balances our expectation for continued momentum in domestic AED sales with the uncertainty related to the timing of GE shipments, as well as the uncertainty related to the timing of the domestic market re-entry by Medtronic Physio,” said Mike Matysik, chief financial officer. “If these things work in our favor, then we could certainly be in the upper portion of this range,” he concluded.
Non-GAAP and Pro Forma Financial Information
This news release contains a discussion of Adjusted EBITDA, which is a non-GAAP financial measure provided as a complement to results provided in accordance with accounting principles generally accepted in the United States of America (“GAAP”). The term “Adjusted EBITDA” refers to a financial measure defined as earnings before net interest, income taxes, depreciation, amortization, stock-based compensation, merger related expenses and litigation expense. Adjusted EBITDA is not a substitute for measures determined in accordance with GAAP, and may not be comparable to Adjusted EBITDA as reported by other companies. Adjusted EBITDA is an integral part of the internal management reporting and planning process and is the primary measure used by management to evaluate the operating performance of the Company’s operations. The components of Adjusted EBITDA include the key revenue and expense items for which operating managers are responsible and upon which their performance is evaluated. The Company also uses Adjusted EBITDA for planning purposes and in presentations to its board of directors. Reconciliations of net income, the most comparable GAAP measure, to Adjusted EBITDA are contained in this press release.
Conference Call Information
Cardiac Science has scheduled a conference call for 4:30 p.m. Eastern Standard Time today to discuss the Company’s financial results for the second quarter. The call will be hosted by John Hinson, chief executive officer, and Mike Matysik, chief financial officer.
To access the conference call, please dial (800) 240-7305. International participants can call (303) 262-2131. The call will also be webcast live on the web at www.cardiacscience.com. An audio replay of the call will be available for 7 days following the call at (800) 405-2236 for U.S. callers or (303) 590-3000 for those calling outside the U.S. The password required to access the replay is 11093331#. An audio archive will be available at www.cardiacscience.com for one month following the call.
About Cardiac Science Corporation
Cardiac Science is truly at the heart of saving lives. The Company develops, manufactures, and markets a family of advanced diagnostic and therapeutic cardiology devices and systems, including AEDs, electrocardiographs, stress test systems, Holter monitoring systems, hospital defibrillators, cardiac rehabilitation telemetry systems, patient monitor – defibrillators and cardiology data management systems. Cardiac Science also sells a variety of related products and consumables, and provides a comprehensive portfolio of training, maintenance and support services. The Company is the successor to various entities that have owned and operated cardiology-related businesses that sold products under the trusted brand names Burdick®, Powerheart®, and Quinton®. Cardiac Science is headquartered in Bothell, WA, and also has operations in Lake Forest, California; Deerfield, Wisconsin; Shanghai, China and Manchester, United Kingdom.
Forward Looking Statements
This press release contains forward-looking statements. The word “believe,” “expect,” “intend,” “anticipate,” variations of such words, and similar expressions identify forward-looking statements, but their absence does not mean that the statement is not forward-looking. Forward looking statements in this press release include, but are not limited to, those relating to Cardiac Science Corporation’s future revenue, earnings, earnings per share, cash flow, gross margins, key distribution partnerships and revenue derived from them, operating expenses, research and development spending, product releases and revenue derived from them, and Adjusted EBITDA. These are forward-looking statements for purposes of the safe harbor provisions under the

Private Securities Litigation Reform Act of 1995. Actual results may vary significantly from the results expressed or implied in such statements. Risks and uncertainties include the effect of competitive and economic factors, and the Company’s reaction to those factors, on business buying decisions with respect to the Company’s products; public health issues and other circumstances that could disrupt supply, delivery, or demand of products; the continued availability on acceptable terms of certain components and services essential to the Company’s business currently obtained by the Company from sole or limited sources; the ability of the Company to deliver to the marketplace and stimulate customer demand for new products, services and technological innovations on a timely basis; the effect that product transitions, changes in product pricing or mix, and/or increases in component costs could have on the Company’s gross margin; the effect that product quality problems could have on the Company’s sales and operating profits; the inventory risk associated with the Company’s need to order or commit to order product components in advance of customer orders; the effect that the Company’s dependency on manufacturing and logistics services provided by third parties may have on the quality, quantity or cost of products manufactured or services rendered; the Company’s dependency on the performance of distributors and other resellers of the Company’s products; and the potential impact of a finding that the Company has infringed on the intellectual property rights of others. More information on potential factors that could affect the Company’s financial results is included from time to time in the Company’s public reports filed with the SEC, including the Company’s Form 10-K for the fiscal year ended December 31, 2006, its Form 10-Q for the quarter ended March 31, 2007, and other filings with the SEC.
The information provided in this press release speaks as of the date of this announcement. Cardiac Science Corporation undertakes no duty or obligation to update the information provided herein.
(Tables to Follow)

Cardiac Science Corporation and Subsidiaries
Condensed Consolidated Statements of Operations (unaudited)
(in thousands, except share and per share amounts)

	Three Months Ended June 30
	2007		2006
	$	%	$	%

Revenues:
Products	$40,787	90.9%	$35,007	89.3%
Service	4,102	9.1%	4,214	10.7%

Total revenues	44,889	100.0%	39,221	100.0%

Cost of Revenues:
Products	19,949	48.9%	17,511	50.0%
Service	3,174	77.4%	3,120	74.0%

Total cost of revenues	23,123	51.5%	20,631	52.6%

Gross Profit:
Products	20,838	51.1%	17,496	50.0%
Service	928	22.6%	1,094	26.0%

Gross profit	21,766	48.5%	18,590	47.4%

Operating Expenses:
Research and development	3,090	6.9%	2,875	7.3%
Sales and marketing	11,445	25.5%	9,914	25.3%
General and administrative	4,933	11.0%	4,662	11.9%
Litigation and related expenses	2,029	4.5%	1,254	3.2%
Licensing income and litigation settlement	(6,000)	-13.4%	—	0.0%

Total operating expenses	15,497	34.5%	18,705	47.7%

Operating income (loss)	6,269	14.0%	(115)	-0.3%

Other Income (Expense):
Interest income (expense), net	74	0.2%	(5)	0.0%
Other income, net	327	0.7%	274	0.7%

Total other income	401	0.9%	269	0.7%

Income before income tax expense and minority interest	6,670	14.9%	154	0.4%
Income tax expense	(2,155)	-4.8%	(49)	-0.1%

Income before minority interest	4,515	10.1%	105	0.3%
Minority interest	15	0.0%	13	0.0%

Net income	$4,530	10.1%	$118	0.3%

Net income per share — basic	$0.20		$0.01
Net income per share — diluted	$0.19		$0.01
Weighted average shares outstanding — basic	22,689,932		22,486,564
Weighted average shares outstanding — diluted	23,283,471		22,522,902

Cardiac Science Corporation and Subsidiaries
Condensed Consolidated Statements of Operations (unaudited)
(in thousands, except share and per share amounts)

	Six Months Ended June 30
	2007		2006
	$	%	$	%

Revenues:
Products	$78,478	90.7%	$69,576	88.8%
Service	8,081	9.3%	8,760	11.2%

Total revenues	86,559	100.0%	78,336	100.0%

Cost of Revenues:
Products	38,786	49.4%	35,191	50.6%
Service	6,127	75.8%	6,162	70.3%

Total cost of revenues	44,913	51.9%	41,353	52.8%

Gross Profit:
Products	39,692	50.6%	34,385	49.4%
Service	1,954	24.2%	2,598	29.7%

Gross profit	41,646	48.1%	36,983	47.2%

Operating Expenses:
Research and development	6,072	7.0%	5,845	7.5%
Sales and marketing	22,553	26.1%	19,297	24.6%
General and administrative	9,445	10.9%	9,754	12.5%
Litigation and related expenses	3,717	4.3%	1,973	2.5%
Licensing income and litigation settlement	(6,000)	-6.9%	—	0.0%

Total operating expenses	35,787	41.3%	36,869	47.1%

Operating income	5,859	6.8%	114	0.1%

Other Income (Expense):
Interest income (expense), net	96	0.1%	(55)	0.0%
Other income, net	452	0.5%	505	0.6%

Total other income	548	0.6%	450	0.6%

Income before income tax expense and minority interest	6,407	7.4%	564	0.7%
Income tax expense	(2,080)	-2.4%	(208)	-0.2%

Income before minority interest	4,327	5.0%	356	0.5%
Minority interest	37	0.0%	26	0.0%

Net income	$4,364	5.0%	$382	0.5%

Net income per share — basic	$0.19		$0.02
Net income per share — diluted	$0.19		$0.02
Weighted average shares outstanding — basic	22,651,053		22,458,843
Weighted average shares outstanding — diluted	23,187,206		22,565,413

Cardiac Science Corporation and Subsidiaries
Condensed Consolidated Balance Sheets (unaudited)
(in thousands)

	June 30, 2007	December 31, 2006
ASSETS
Current Assets:
Cash and cash equivalents	$13,821	$9,819
Short-term investments	395	547
Accounts receivable, net	27,331	26,971
Inventories	20,190	17,617
Deferred income taxes, net	3,813	3,902
Prepaid expenses and other current assets	3,138	2,121

Total current assets	68,688	60,977

Other assets	208	209
Machinery and equipment, net of accumulated depreciation	5,287	5,956
Deferred income taxes, net	38,573	40,525
Intangible assets, net of accumulated amortization	37,044	31,869
Investment in unconsolidated entities	738	496
Goodwill	107,613	107,613

Total assets	$258,151	$247,645

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$14,316	$11,761
Accrued liabilities	10,907	9,890
Warranty liability	2,905	2,532
Deferred revenue	7,706	7,111

Total current liabilities	35,834	31,294

Other liabilities	366	679

Total liabilities	36,200	31,973

Minority interest	37	75

Shareholders’ Equity	221,914	215,597

Total liabilities and shareholders’ equity	$258,151	$247,645

Cardiac Science Corporation and Subsidiaries
Condensed Consolidated Statements of Cash Flows (unaudited)
(in thousands)

	Three Months Ended
	June 30
	2007	2006

Operating Activities:
Net income	$4,530	$118

Adjustments to reconcile net income to cash provided by operating activities:
Licensing income and litigation settlement	(6,000)	—
Depreciation and amortization	1,706	1,543
Deferred income taxes	2,027	49
Stock-based compensation	562	567
Minority interest	(16)	(13)
Loss on disposal of machinery and equipment	1	—

Changes in operating assets and liabilities, net of business acquired:
Accounts receivable, net	(102)	864
Inventories	(1,934)	(280)
Prepaid expenses and other assets	(432)	370
Accounts payable	372	760
Accrued liabilities	1,904	(751)
Warranty liability	297	52
Deferred revenue	460	(104)

Net cash flows provided by operating activities	3,375	3,175

Investing Activities:
Purchases of short-term investments	(395)	—
Maturities of short-term investments	149	—
Purchase of patents as part of litigation settlement	(1,000)	—
Purchases of machinery and equipment	(494)	(400)
Payments related to the purchase of Cardiac Science, Inc.	(292)	(441)

Net cash flows used in investing activities	(2,032)	(841)

Financing Activities:
Proceeds from exercise of stock options and issuance of shares under employee purchase plan	387	243

Net cash flows provided by financing activities	387	243

Net change in cash and cash equivalents	1,730	2,577
Cash and cash equivalents, beginning of period	12,091	6,169

Cash and cash equivalents, end of period	$13,821	$8,746

Cardiac Science Corporation and Subsidiaries
Condensed Consolidated Statements of Cash Flows (unaudited)
(in thousands)

	Six Months Ended
	June 30
	2007	2006

Operating Activities:
Net income	$4,364	$382

Adjustments to reconcile net income to cash provided by operating activities:
Licensing income and litigation settlement	(6,000)	—
Depreciation and amortization	3,312	3,100
Deferred income taxes	1,952	112
Stock-based compensation	1,175	1,016
Minority interest	(38)	(26)
Loss on disposal of machinery and equipment	4	—

Changes in operating assets and liabilities, net of business acquired:
Accounts receivable, net	(360)	898
Inventories	(2,541)	1,774
Prepaid expenses and other assets	(1,016)	986
Accounts payable	2,547	878
Accrued liabilities	1,266	(2,348)
Warranty liability	373	63
Deferred revenue	595	(91)

Net cash flows provided by operating activities	5,633	6,744

Investing Activities:
Purchases of short-term investments	(544)	—
Maturities of short-term investments	696	—
Purchase of patents as part of litigation settlement	(1,000)	—
Purchases of machinery and equipment	(822)	(796)
Payments related to the purchase of Cardiac Science, Inc.	(562)	(1,214)

Net cash flows used in investing activities	(2,232)	(2,010)

Financing Activities:
Proceeds from exercise of stock options and issuance of shares under employee purchase plan	601	466

Net cash flows provided by financing activities	601	466

Net change in cash and cash equivalents	4,002	5,200
Cash and cash equivalents, beginning of period	9,819	3,546

Cash and cash equivalents, end of period	$13,821	$8,746

Cardiac Science Corporation and Subsidiaries
Reconciliation of GAAP Results to Non-GAAP Results (unaudited)
(in thousands)

	Reconciliation of Net Income to Adjusted EBITDA
	Three Months Ended		Three Months Ended
	June 30, 2007		June 30, 2006

		% of revenue		% of revenue

Net income	$4,530	10.1%	$118	0.3%
Depreciation and amortization	1,706	3.8%	1,543	3.9%
Interest (income) expense	(74)	-0.2%	5	0.0%
Income tax expense	2,155	4.8%	49	0.1%

EBITDA	8,317	18.5%	1,715	4.4%

Stock-based compensation	562	1.3%	567	1.4%
Litigation and related expenses	2,029	4.5%	1,254	3.2%
Licensing income and litigation settlement	(6,000)	-13.4%	—	0.0%
Pro forma merger related adjustments	—	0.0%	—	0.0%

Adjusted EBITDA	$4,908	10.9%	$3,536	9.0%

	Reconciliation of Net Income to Adjusted EBITDA
	YTD Months Ended		YTD Months Ended
	June 30, 2007		June 30, 2006

		% of revenue		% of revenue

Net income	$4,364	5.0%	$382	0.5%
Depreciation and amortization	3,312	3.8%	3,100	4.0%
Interest (income) expense	(96)	-0.1%	55	0.1%
Income tax expense	2,080	2.4%	208	0.3%

EBITDA	9,660	11.2%	3,745	4.8%

Stock-based compensation	1,175	1.4%	1,016	1.3%
Litigation and related expenses	3,717	4.3%	1,973	2.5%
Licensing income and litigation settlement	(6,000)	-6.9%	—	0.0%
Pro forma merger related adjustments	—	0.0%	419	0.5%

Adjusted EBITDA	$8,552	9.9%	$7,153	9.1%